Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

Commission File No: 000-52738

American Standard Energy Enters Into a Letter of Intent to
Acquire Cross Border Resources

SCOTTSDALE, Ariz., Nov. 23, 2011 /PRNewswire/ – American Standard Energy Corp. (OTCBB: ASEN) today announced the execution of a letter of intent to acquire New Mexico oil and gas operator Cross Border Resources, Inc. (OTCQX: XBOR) which provides that American Standard Energy Corp. has the right to enter into such a transaction with Cross Border Resources, Inc., between November 22, 2011 and January 31, 2012.

About The Companies

American Standard Energy Corp. is an exploration and production company based in Scottsdale, Ariz., with operated and non-operated properties in the Permian Basin of West Texas, and non-operated leasehold interests in the Bakken/Three Forks shale region in North Dakota and the Eagle Ford shale region of South Texas. Cross Border Resources, Inc. is an oil and gas exploration and production company headquartered in San Antonio, Texas with leasehold interests and non-operated producing properties primarily in the Permian Basin of southeastern New Mexico and West Texas.

Additional Information

In connection with the proposed business combination, American Standard Energy Corp. and Cross Border Resources, Inc., will be filing a joint prospectus/proxy statement with the Securities and Exchange Commission.  Investors and security holders of both American Standard Energy Corp. and Cross Border Resources, Inc. are invited to read the joint prospectus/proxy statement regarding the proposed business combination referenced in the foregoing information when it becomes available.  American Standard Energy Corp. and Cross Border Resources, Inc. expect to mail a joint prospectus/proxy statement about the proposed business combination to their respective stockholders.  Investors and security holders may obtain a free copy of the joint prospectus/proxy statement (when available) and other documents filed by the companies free of charge from the Securities and Exchange Commission’s web site at http://www.sec.gov.  The joint prospectus/proxy statement and such other documents may also be obtained from American Standard Energy Corp. or Cross Border Resources, Inc. free of charge by directing such requests to the respective contact persons listed below.

American Standard Energy Corp. and its officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of American Standard Energy Corp. with respect to the approval of the proposed transactions contemplated by the foregoing.  Cross Border Resources, Inc. and its officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Cross Border Resources, Inc. with respect to the approval of the proposed transactions contemplated by the foregoing.  Information regarding such officers and directors will be set forth in the proxy statement/prospectus.

Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

Commission File No: 000-52738

Forward-Looking Statements

This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward-looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the companies. It is important to note that actual outcomes and actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the companies’ ability to raise financing for operations, breach by parties with whom the companies have contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and the ability to participate in the exploration of, and successful completion of, development programs on all aforementioned prospects and leases. Additional information risks for the companies can be found in their respective filings with the U.S. Securities and Exchange Commission.

Contacts:
American Standard
Richard MacQueen
(480) 371-1929

Cross Border
Everett Willard "Will" Gray II
(210) 226-6700

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